Exhibit 10.7

August 2, 2016

VIA EMAIL

Mr. Donald Brown

Dear Donald,

I am pleased to confirm our verbal offer of employment to you with McEwen Mining Inc. (the "Company") as a Senior Vice President, Projects, effective August 29, 2016.

Kindly note that this offer is conditional upon (i) completion of satisfactory references that include past employment and education records; and (ii) you executing and returning a signed copy of this letter and signed/initialed copies of the attached Schedules "A", B" and "C" (the "Agreement") to me on or before August 24, 2016.

Please ensure you retain a copy of the Agreement for your records.

Donald, we look forward to welcoming you to the Company team and wish you a successful and rewarding career with us.

Sincerely,

MCEWEN MINING INC.

/s/ Colin Sutherland

Colin Sutherland

President

I, Donald Brown, acknowledge that I have read, understood and accept this offer and the terms and conditions contained in the attached Schedules (which form the Agreement as defined above) and agree to be bound by the terms and conditions of employment as outlined therein, including those that limit my entitlements, if any, upon the end of my employment with the Company.

/s/. Donald Brown	8th August 2016
Signature	Date

EMPLOYEE INITIALS  /s/. Donald Brown

SCHEDULE "A"

MCEWEN MINING INC.

Terms and Conditions of Employment

The following outlines the terms and conditions of employment with McEwen Mining Inc. (the "Company").

Title	Senior Vice President, Projects
Initial Reporting Relationship	Colin Sutherland, President, or designate
Effective Date	August 29, 2016, or as otherwise agreed to by the parties in writing.
Location	Toronto, Canada
Status	Full time
Responsibilities

Your job responsibilities include an overall responsibility for the Corporation's full life cycle of existing development stage and expansionary projects of McEwen Mining’s mining operations. A copy of your position description and annual objectives are described further in the attached Schedule “B.”

While employed by the Company, you agree to work on a full-time basis exclusively for the Company and agree that you shall not, while you are employed by the Company, be employed or engaged in any capacity, in promoting, undertaking or carrying on any other business that competes with the Company or interferes or could reasonably interfere with your duties to the Company without our prior written permission. It shall be considered a conflict of interest contrary to the Code of Business Conduct, or otherwise, if you are found in violation of this provision.  It is your sole responsibility to raise any conflicts or potential conflicts to the attention of the President for direction.

Base Salary	USD$240,000 per annum paid on a semi-monthly basis, less required deductions, through direct deposit.
Relocation Assistance	Up to USD$20,000 for applicable relocation costs, reimbursable against receipts and repayable to the Company if your departure occurs within 2 years of the Effective Date.
Stock Options

You shall receive an initial grant of 200,000 Stock Options vesting as to one third on each of the first, second and third anniversaries of the Effective Date and in accordance with the terms of the Company's Equity Incentive Plan and Grant Agreement to be issued and priced based on the closing price on the Effective Date.

You shall also be entitled to participate in such other equity plans as are determined in the sole discretion of the Board of Directors of the Company and any applicable plan terms.  The Board shall establish the applicable annual funding targets for any awards. Awards will be granted on an annual basis.

Bonus

You shall be eligible to participate in the Company's Bonus Plan under the terms of that plan, the details of which are set out further below under "Approved Bonus Schedule and Approved KPIs" in the attached Schedule "B" and applicable plan documents.  Please note that subject to the Employment Standards Act, 2000 (the "ESA"), you must be actively employed at the time of pay out to receive such bonus.  For clarity, active employment excludes any periods of notice of termination.

EMPLOYEE INITIALS /s/. Donald Brown

Exhibit 10.7

Vacation

You will be entitled to 25 days of vacation annually accrued on a monthly basis to be taken at a time as determined or agreeable to the Company having due regard to its operations.  Subject to the minimum requirements under Ontario's Employment Standards Act, 2000 (the "ESA"), any unused vacation at the end of the calendar year shall be forfeited and forever lost without further payment by the Company.

Benefits

You shall be entitled to participate in all benefit plans of Company as may be made available to employees of Company from time to time for which you are eligible in accordance with applicable plans and/or insurance contracts.  You will receive complete details of all benefits plans as part of your orientation.

Travel

As per the requirements of your position, you will be based out of Toronto, Ontario and expected to travel to Argentina, Mexico and Nevada on a frequent basis, as the operations of the business reasonably demand.  You agree that risks associated with such travel have been described to you as part of the hiring process and that you voluntarily assume those risks.  The Company will continue to provide you with ongoing and reasonable information as it relates to such risks.

Policies and Standards

The Company has established a variety of policies and standards, which shall form part of your employment terms with the Company, including the Code of Business Conduct and Ethics, Global Anti-Corruption, Anti-Harassment and the Expense Reimbursement Policy. You agree to be bound by these policies and standards, as amended or otherwise introduced from time to time at the sole discretion of the Company.

Non Solicitation

You shall not, while employed by the Company and for 18 months following the termination of your employment with the Company for any reason, directly or indirectly, on your behalf or on behalf or in connection with another person or entity, (a) recruit, attempt to recruit or directly or indirectly participate in the recruitment of, any Company employee or contractor; or (b) offer employment or engagement or otherwise entice away from employment or engagement with the Company any individual who is employed or engaged by the Company.

You agree that irreparable harm will be suffered by the Company in the event of your breach or threatened breach of your obligations under this Agreement, and that the Company will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, a temporary or permanent injunction restraining you from engaging in or continuing any such breach hereof. Any claims asserted by you against the Company shall not constitute a defence in any injunction action, application or motion brought against you by the Company.

No Obligations to Third Parties

You hereby represent and warrant to the Company that you are not party to any written or oral agreement with any third party that would restrict your ability to enter into this Agreement or Schedule "C" (the Confidentiality and Intellectual Property Information Agreement) or to perform your obligations hereunder and that you will not, by joining Company, breach any non-disclosure, intellectual property rights, non-competition, non-solicitation or other covenant in favour of any third party.

Changes to Duties and/or Compensation

If your duties or compensation should change during the course of your employment with the Company, the validity of this Agreement, including the section regarding "Termination by You With Notice", "Termination by the Company Without Notice" and "Termination by the Company With Notice" will not be affected.

Termination by You With Notice

You may terminate your employment under this Agreement by providing the Company with 30 days' advance written notice.  Subject to any requirements under the ESA, the Company may waive such further notice, or change your assignment, or place of work during such notice of termination, and it shall not constitute a constructive dismissal.

Termination by the Company Without Notice

The Company may terminate your employment without notice for any of the following reasons, or as specified under the ESA or "Cause" under common law, including: (a) your continued failure to substantially perform your duties as described in Schedule "B", or otherwise required by the Company; (b) your willful engagement in misconduct which is injurious to the Company, other than business decisions made in good faith; (c) the willful violation by you of the provisions of this Agreement or any material policy, including the Code of Business Conduct and Ethics, Global Anti-Corruption, Anti-Harassment and Expense Reimbursement Policy; (d) dishonesty; (e) you being found guilty of an offence under criminal or quasi criminal legislation that has a reasonably drawn nexus to the workplace which in the Company's sole determination caused or could cause damage to its reputation; or (f) engaging in a conflict of interest as described above.  In the event of a termination under this section, the Company shall pay you any unpaid wages earned to the date of termination and any accrued and unpaid vacation pay earned by you during the same calendar year.  Except for as may be required under the ESA, the Company shall have no further obligations to you.

EMPLOYEE INITIALS /s/. Donald Brown

Change of Control

If a Change of Control occurs (as defined below), and within 6 months following the date of the Change of Control,  you give notice to the Company to terminate your employment, the Company shall pay the Agreed Severance Sum (as defined below) to you within one month of the date of termination.

If a Change of Control occurs and, within 6 months following the date on which the Change of Control takes effect, the Company gives notice to terminate, or terminates your employment, the Company shall pay the Agreed Severance Sum to you within one month of the date of termination.

The Agreed Severance Sum shall be an amount equal to one time the gross salary and cash bonus you received in the 12 month period preceding the date of termination.

"Change of Control" means:

(1) any change in the direct or indirect ownership of, or control or direction over, voting securities of the Company, as a result of which, a person, or a group of persons, acting jointly or in concert within the meaning of the Securities Act (Ontario) is in a position to exercise effective control over the Company; or

(2) any change in the direct or indirect ownership of, or control or direction over assets of the Company as a result of which a person, or group of persons acting jointly or in concert within the meaning of the Securities Act (Ontario), acquires or is in a position to exercise effective control or direction over more than 50% of the assets (measured by fair market value) of the Company.

Termination by the Company With Notice

The Company may terminate your employment without notice, for any reason, by providing you with the greater of: (a) three weeks' notice if you are terminated in the first year of employment, plus an additional three weeks of notice for every completed year thereafter, to a maximum of 12 weeks (e.g. 2 years of service would result in 6 weeks of base salary; 3 years' of service would result in 9 weeks of base salary); or (b) your minimum entitlement to notice, pay in lieu of notice and severance, if applicable, or any other entitlement as required under the ESA.

For certainty, such notice may be provided as working notice or pay in lieu of notice, or a combination thereof, at the Company's sole discretion.  In either case of (a) or (b) in this Section, benefits shall be continued for the minimum period required under the ESA.  For certainty, any such payments contemplated in this Section shall be inclusive of the notice required by the ESA and/or pay in lieu of such notice, or severance pay (if any) owing under the ESA.

You agree that such notice is reasonable and that no further notice or other payments or compensation or entitlements are owing to you under contract, statute or common law.  In no circumstance will you receive less than any amounts or other benefits or entitlements owing to you under the ESA.

EMPLOYEE INITIALS /s/. Donald Brown

Release of Claims

You further agree that any payment or other benefit or entitlement that the Company's provides to you under the "Termination by the Company With Notice" provision that is greater than your entitlements under the ESA shall be provided in exchange for you executing a release within five days of the termination date in the form attached as Schedule "D".  If you do not wish to sign the release you shall be provided with your minimum entitlements under the ESA as set out above and this shall be your maximum entitlement under the ESA, contract or common law.

Compliance with Ontario Legislation

Nothing in this Agreement is intended to conflict with the ESA.  In the event of a conflict between any provision or language in this Agreement and the ESA, such ESA shall govern.

You agree that you have received a copy of the ESA Poster v. 6.

The Company provides accommodations for employees with disabilities. If you require a specific accommodation because of a disability or medical need, please contact Carmen Diges, General Counsel at 647.258.0395 or by e-mail at cdiges@mcewenmining.com before your start date so that, subject to measures constituting undue hardship, the appropriate accommodations can be in place before you begin work.

Severability

If any court of competent jurisdiction renders any provision or section of this Agreement unenforceable, such unenforceability shall not affect the enforceability of any other provision or section of this Agreement.

Entire Agreement	This Agreement, inclusive of the Schedules, supersedes any and all other agreements, whether oral or in writing, between the parties with respect to the your employment with the Company.
Governing Law	This Agreement is governed by the laws of the Province of Ontario and the Employee agrees to the non-exclusive jurisdiction of the courts of the Province of Ontario in relation to this Agreement.
Currency	Unless otherwise specified, all currency in this Agreement shall be in CAD.

EMPLOYEE INITIALS /s/. Donald Brown

Exhibit 10.7

Confidentiality and Intellectual Property

As highlighted in the offer letter, attached, this Agreement is conditional upon you agreeing to and abiding by the “Confidentiality and Intellectual Property Information Agreement” attached hereto as Schedule “C.”

Legal Advice	If you are uncertain about the contents this Agreement, you should seek independent legal advice.

SCHEDULE "B"

SERVICES

Title: Senior Vice President, Projects

Reporting Structure: Reports to President

Direct Reports: All Operational Mine General Managers and Explorations Department

Key Role and Responsibilities:

"

Work closely with Operations and Exploration in identifying opportunities to enhance the value of the Company and will be expected to manage the due diligence for strategic and/or large complex domestic / international mining projects.

"	Manage Expansionary and large Stay-in-Business mining projects through all stages of the project life cycle from initiation through to project close-out.
"	Manage and/or contribute to technical mining due diligence studies, when required.
"	Ensure the consistent interpretation and application of the mining project management methodology.
"	Develop a project prioritization model for the portfolio of mining projects.
"	Provide control and visibility over all mining projects within the organization.
"	Support the development of expansionary and mining project management, planning and controls.
"	Coordinate peer reviews and stage gate reviews.
"	Generate and maintain database updating cost estimates for mining projects in coordination with the Finance Department.
"	Participate in technical and economic evaluations of new mining business opportunities.
"	Set-up of project cross-functional teams for all phases of the mining projects within the Corporations project portfolio.
"	Elaborate and control key mining project deliverables through use of KPIs, scorecards, dashboards and similar tools.
"	Report to Executive Management mining project status, trends and quickly identify deviations and propose corrections.

ANNUAL OBJECTIVES

APPROVED BONUS SCHEDULE AND KPI’S

Bonus:

"

50% of base salary or higher in the discretion of the Board of Directors of the Company.  Amount of bonus is based on achievement of your KPIs and the achievement on a firmwide basis of KPIs or goals established annually for the Company.  These will be measured by means of a performance review and any bonus recommendation will be made by the President and/or CEO to the Board of Directors for their consideration.

KPI’s:

"	Complete a more economic PEA on Los Azules than previous versions
"	Within 18 months of Effective Date, complete a pre-feasibility study or feasibility study on Los Azules
"	Monitor ongoing drill programs
"	Establish a working team for the project and prepare annual Budgets for the project
"	Foster good and working relationships with local, provincial and federal government
"	Assist in a strategy to monetise, JV or partner the project within 2 years
"	Assist in evaluating and improving both El Gallo 2 and Gold Bar studies and operations

EMPLOYEE INITIALS  /s/. Donald Brown

SCHEDULE "C"

Employee Covenants

Confidentiality and Intellectual Property Agreement

In consideration of employment with McEwen Mining Inc. (the “Company”), Donald Brown (the “Employee”) and for other payments and benefits provided, the sufficiency of which is acknowledged by the Employee, the Employee agrees and covenants as follows:

1.

Employment with the Company will give the Employee access to intellectual and confidential information belonging to the Company, its customers, its suppliers and others (the confidential information is collectively referred to in this Agreement as “Confidential Information”). Confidential Information includes records, data, materials and information and copies thereof and all information relating to any properties, procedures, suppliers, services, personnel, policies and practice, cost and expense structure, business, prospects and business/organizational opportunities and plans of the Company and all financial information and other information or disclosure relating to the business and affairs of the Company. Confidential Information does not include information that at the time it was received was in the public domain, was disclosed to the Employee through no fault of the Employee, was legitimately known to Employee prior to disclosure, or is required by law to be disclosed.

2.

The Employee covenants and agrees that the Company shall solely and exclusively own all right, title and interest in, and to, all "Intellectual Property", which is defined as follows: all intellectual and industrial property and rights therein, whether or not registered or registrable, and all registrations, applications, divisional, extensions, and reissues therefor, including without limitation all works in which copyright subsists or may subsist, derivative works, computer software, moral rights, designs, industrial designs, Confidential Information, as defined above, trademarks and trade names including all goodwill associated therewith, patents, discoveries, improvements, inventions and integrated circuit topographies, specifically developed, created, produced or contributed to by the Employee at any time, pursuant to this Agreement.  The Employee hereby assigns all Intellectual Property to the Company. The Employee further agrees to sign and deliver to the Company all documents the Company may reasonably require to confirm or evidence such assignment and the Company’s ownership of the Intellectual Property, when and as requested by the Company. The Employee agrees to waive, and hereby waives, any and all moral rights or rights of a similar nature which the Employee has or in the future may have (including in Intellectual Property which may come into existence after the date of this Agreement) in each jurisdiction throughout the world, to the extent that such rights may be waived in each respective jurisdiction.  The Employee further agrees to sign and deliver to the Company all documents the Company may reasonably require to confirm or evidence such waiver of the moral rights, when and as requested by the Company.  For clarity, the Employee acknowledges that the Company and its affiliates and licensees have the unlimited right to use (or not to use) the Intellectual Property and all elements thereof, including the right to edit, change, distort, transpose and otherwise modify the Intellectual Property in any manner and to use the Intellectual Property in association with any and all goods, services, products and institutions and the Employee shall waive and hereby waives any right to receive authorship or ownership credit in connection with any use of the Intellectual Property or elements thereof.

3.

The Employee shall, during and after employment, keep all Confidential Information and Proprietary Property confidential and shall not use any of it except for the purpose of carrying out authorized activities on behalf of the Company.

4.

The Employee covenants and agrees not to make any unauthorized use whatsoever of or to bring onto the Company’s premises for the purpose of making any unauthorized use whatsoever of any trade secrets, confidential information or intellectual property of any third party, including without limitation any trade-marks or copyrighted materials, during the course of employment. The Employee agrees and represents that employment and the execution of this Agreement do not and will not breach any agreement to which the Employee is currently a party or which currently applies to the Employee.

5.

The Employee agrees that the Employee will, if requested from time to time by the Company, execute such further reasonable agreements as to confidentiality and intellectual property rights as the Company’s customers or suppliers reasonably required to protect Confidential Information or Intellectual Property.

6.

Regardless of any changes in position, salary or otherwise, including, without limitation, termination of the Engagement, unless otherwise stipulated pursuant to the terms hereof, the Employee will continue to be subject to each of the terms and conditions of this Agreement and any other(s) executed pursuant to the preceding paragraph.

7.

The Employee acknowledges that the services provided by the Employee to the Company are unique. The Employee further agrees that irreparable harm will be suffered by the Company in the event of the Employee’s breach or threatened breach of any of their obligations under this Agreement, and that the Company will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, a temporary or permanent injunction restraining the Employee from engaging in or continuing any such breach hereof. Any claims asserted by the Employee against the Company shall not constitute a defence in any injunction action, application or motion brought against the Employee by the Company.

8.	This Agreement is governed by the laws of the Province of Ontario and the Employee agrees to the non-exclusive jurisdiction of the courts of the Province of Ontario in relation to this Agreement.

9.

If any court of competent jurisdiction renders any provision or section of this Agreement unenforceable, such unenforceability shall not affect the enforceability of any other provision or section of this Agreement.

IN WITNESS WHEREOF the Company has caused this Agreement to be executed as of the _8th_ day of _August_____, 2016_.

SIGNED, SEALED AND DELIVERED	)
In the presence of:	)	/s/. Donald Brown
	)	Donald Brown
)
Witness	)

SCHEDULE "D"

FULL AND FINAL RELEASE

WHEREAS the employment of [Employee] (the "Releasor") with McEwen Mining Inc. (the "Company") terminated without cause effective on [Date];

AND WHEREAS in exchange for the payments set out in the Releasor's Employment Agreement, which are greater than their entitlements under Ontario's Employment Standards Act, 2000, which is good and valuable consideration (the "Terms of Settlement") and which shall settle all claims which the Releasor may have by reason of the aforesaid termination, or employment with the Company;

NOW THEREFORE WITNESSETH that in consideration of the Terms of Settlement, the Releasor hereby releases and forever discharges the Company and its parent, subsidiary, successor, predecessor, affiliated, associated and related corporations and any and all of their past, present or future respective directors, officers, employees, shareholders and agents (hereinafter collectively referred to as the "Releasees") from any and all actions, causes of action, claims and demands whatsoever and, without limiting the generality thereof, all actions, causes of action, claims and demands arising from the employment of the Releasor with the Releasees or the termination of the said employment, including any claims pursuant to the employment agreement between the Releasor and the Company dated [INSERT DATE], the Human Rights Code (Ontario) and the Employment Standards Act, 2000 (Ontario) and specifically including claims for reinstatement, salary, wages, bonus, commissions, stock options, vacation pay, holiday pay, overtime pay, termination pay, severance pay, compensation in lieu of notice and claims under any applicable benefit plans.

NOW THEREFORE WITNESSETH that the Releasor agrees that Releasor is aware of their rights under the Human Rights Code (Ontario), and confirms that Releasor is not asserting such rights or advancing a human rights complaint.

FOR THE SAID CONSIDERATION, the Releasor further agrees not to make any claim or take any proceedings against any other individual, partnership, association, trust, unincorporated organization or corporation with respect to any matters which may have arisen between the Releasor and the Releasees or any one of them or in which any claim could arise against the Releasees or any one of them for contribution or indemnity or other relief over.

AND FURTHERMORE, for the aforesaid consideration, the Releasor hereby agrees to indemnify and save harmless the Releasees from any and all claims or demands under the Income Tax Act (Canada), the Income Tax Act (Ontario), the Canada Pension Plan, the Employment Insurance Act (Canada), including any regulations made thereunder, and any other statute or regulations, for or in respect of any failure on the part of the Releasees to withhold income tax, Canada Pension Plan contributions, employment insurance premiums or benefit overpayments or any other tax, premium, payment or levy from all or any part of the said consideration and any interest or penalties relating thereto and any costs or expenses incurred in defending such claims or demands.

NOTWITHSTANDING THE FOREGOING, this Release shall not apply to any actions, causes of action, claims and demands which the Releasor may have relating to the failure or the refusal of the Releasees to comply with the Terms of Settlement

AND FOR THE SAID CONSIDERATION, the Releasor further agrees not comment in any adverse fashion on the Releasees.  Without limiting the foregoing, the Releasor agrees not to make any adverse comments about the manner in which the Company or its directors, officers, agents and employees treated the Releasor during the course of Releasor's employment or the manner in which the Releasor was treated following the cessation of Releasor's employment.  Any breach of this provision or confidentiality as set out in these Terms of Settlement will be considered a breach of the Terms of Settlement.

AND FOR THE SAID CONSIDERATION, the Releasor further agrees not to disclose the Terms of Settlement except to legal counsel, financial advisor, immediate family or as required by law.

AND THE RELEASOR HEREBY DECLARES that Releasor has had reasonable opportunity to obtain independent legal advice with respect to the Terms of Settlement as well as this document and Releasor fully understands them. The Releasor hereby voluntarily accepts the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

AND THE RELEASOR UNDERSTANDS AND AGREES that the Terms of Settlement do not constitute any admission of liability by the Releasees.

THIS RELEASE AND INDEMNITY shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

THIS RELEASE AND INDEMNITY shall enure to the benefit of and be binding upon the undersigned and the Releasees and their respective heirs, executors, administrators, legal personal representatives, successors and assigns.

IN WITNESS WHEREOF the Releasor has executed this document at ______________ on the _____ day of , 201• and set their hand and seal thereto.

SIGNED, SEALED AND DELIVERED	)
In the presence of:	)
	)	[Insert Employee Name]
)
Witness	)